CONSULTING, CONFIDENTIALITY AND
NON-DISCLOSURE AGREEMENT

THIS AGREEMENT is entered into this 2nd day of June, 2007 by and between Golden Eagle International, Inc. (“GEII”), and its affiliated companies, with its principal place of business in Salt Lake City, Utah, and Santa Cruz, Bolivia; and Livstar Management Services Inc., and its affiliated companies, with its principal place of business in Road Town, Tortola, British Virgin Islands (“Consultant”), and modifies an agreement between the same parties entered into on the 18th of April, 2007.

RECITALS:

WHEREAS, GEII has the need currently, and has had the need in the recent past, of the professional consulting services of Consultant for exposure of GEII’s projects and general business to, and critical introductions to, investors, potential joint venture partners and others with the potential of purchasing GEII’s assets, or joint venturing with GEII, through the cash or equity payable to GEII, for the advancement and development of its projects; and, for other general financial, business and negotiating advice and assistance; however, Consultant is specifically prohibited from acting on GEII’s behalf as an agent, broker, dealer, or representative regarding GEII’s securities; and

WHEREAS, GEII possesses certain properties, contracts, purchase agreements, contacts, information, data, processes, trade secrets, intellectual property, gold, copper and other mineral deposits, sites, claims, and other related items of a private, confidential and proprietary nature (“Disclosed Information”), which were unknown to Consultant prior to the disclosures made since March 1, 2007 prior to the signing of this Agreement, and subsequent thereto; and

WHEREAS, all parties hereto are desirous of protecting the rights and confidentiality of GEII in the Disclosed Information mentioned above, and in observing all of the laws and regulations relative to fair disclosure of information; and

WHEREAS, the parties are interested in seeing Consultant receive fair and equitable compensation for the services provided by Consultant, or to be provided by Consultant, to GEII, and Consultant is desirous of receiving from GEII the option to use any compensation received from GEII to purchase GEII’s common shares solely for the purpose of becoming a GEII shareholder.

NOW THEREFORE, in consideration of mutual promises, the signing of this Agreement and the disclosure of the Disclosed Information, the sufficiency of which is hereby acknowledged, the parties agree and contract as follows:

1.
Consulting Services and Compensation: GEII agrees to pay Consultant the following compensation, as well as any out-of-pocket expenses Consultant may have incurred, or may incur, during its consultancy to GEII, within 30 days of the receipt by GEII of any amounts contemplated below, or within 30 days of any billing by Consultant, as fair and appropriate compensation for Consultant’s described services:

a.
Nine percent (9%) of the value, whether in cash, stock or the offset of cash or stock, of any and all amounts received by GEII for the sale or joint venture, whether through debt or equity, regarding any of GEII’s assets from any entity or individual introduced to GEII by Consultant, at the time that the amounts are received by GEII whether at closing or on an installment basis or a basis contingent on production or some other triggering event (“Consulting Services Fee”).

b.
An hourly rate of $100 for any business advice or consulting regarding any aspect of GEII’s business or operations or other matters relating to the sale or joint venturing of GEII’s assets (“Hourly Fee”).

c.	Consultant is specifically prohibited from acting on GEII’s behalf as an agent, broker, dealer or representative for the sale or placement of GEII’s securities.

2.
Consultant’s Commitment to Purchase GEII’s Shares with Any Cash Paid to Consultant as a Consulting Services Fee: Consultant, as an accredited investor, agrees that it will purchase GEII’s restricted common shares with any cash paid to Consultant as a Consulting Services Fee, if and when those shares are available, or enter into a promissory note convertible to those common shares when available, with a term of 6 months from the moment that Consultant would be entitled to compensation, (after the expiration of which Consultant may elect, at its sole discretion, to accept the payment owed by GEII in cash), on the following basis:

a.
As to the Value of Any Amounts, in Cash or Stock, Given to GEII on Closing on the Purchase of Any of Its Assets or Commitment to Joint Venture. Common shares restricted pursuant to Rule 144, promulgated under the Securities Act of 1933, equal to the amount of the cash payment for a Consulting Services Fee owed by GEII to Consultant, times 75 percent (75%) of the average closing price of GEII’s common shares on the five trading days prior to the date on which GEII makes its public announcement that it has received a commitment from any entity or individual regarding any transaction contemplated under Paragraph 1 above; provided, however, that only those GEII shares that would be equal to the above formula for the cash compensation to which Consultant would be entitled as a Consulting Services Fee for the amount given at the time of closing shall be due and payable, and those shares shall not be due and payable to Consultant unless and until the transaction for which GEII has received the commitment, partially or completely, shall be consummated and a closing shall be held.

b.
As to the Value of Any Amounts, in Cash, Stock or an Offset to Cash or Stock, Given to GEII in Installment Payments or Production Payments. Common shares restricted pursuant to Rule 144, promulgated under the Securities Act of 1933, equal to the amount of cash payment owed by GEII to Consultant as a Consulting Services Fee on the installment or production payment, times 50 percent (50%) of the closing price of GEII’s common shares on the date that GEII receives any installment payment or production payment, from any entity or individual regarding any transaction contemplated under Paragraph 1 above; provided, however, that those GEII shares shall not be due and payable to Consultant unless and until the installment or production payments pursuant to the transaction for which GEII has received the commitment shall be received by GEII.

c.
GEII’s Requirements for Consultant to Purchase its Shares. Consultant’s exercise of the right to purchase GEII’s shares as described in Paragraphs 2(a) and 2(b) above will be contingent on the Consultant executing a subscription agreement acknowledging the restricted nature of the shares to be purchased, Consultant’s investment intent and Consultant’s investigation into GEII prior to exercising the right to purchase GEII’s shares, and making other representations normally contained in such a subscription agreement, including Consultant’s attestation to the accuracy and completeness of such representations.

d.
As to Cash Payable to Consultant. Consultant may require GEII to pay it in cash for any billable hours pursuant to Paragraph 1(b), as well as, and notwithstanding Paragraphs 2(a) and 2(b) above, Consultant may demand partial payment up to $100,000 in cash for any actual cash amount received at one time by GEII in excess of $3 million as compensation for the sale or joint venture of any GEII asset, which amount will be discounted from Consultant’s right to receive shares as set out in Paragraphs 2(a) and 2 (b) above.

3.
Access Through GEII: Consultant hereby expressly warrants and represents that it was initially introduced to the properties, contracts, purchase agreements, contacts, information, data, processes, trade secrets, intellectual property, gold and other minerals deposits, sites, claims, and other related items of a private, confidential and proprietary nature (“Disclosed Information”), which were unknown to it prior to the disclosure made prior to the signing of this Agreement, and subsequent thereto, by GEII; and that it will protect GEII’s interest and will consider GEII as the exclusive source of the Disclosed Information, and will further protect GEII’s interest as far as any future business relationship, or any other action, it may develop or may take in relation to the Disclosed Information, for a period of five years from the date of this Agreement.

4.
Non-Circumvention for Benefit: Consultant hereby agrees that neither it, nor any agent, employee, affiliated company, assign or other person known to it, will directly, indirectly or through any third party or intermediary, circumvent, or otherwise seek to influence, interfere with or gain any beneficial interest or other benefit, directly or indirectly in, to and from the Disclosed Information.

5.
Non-Disclosure and Regulation FD: Consultant hereby likewise agrees that it will not disclose, except if specifically authorized in writing by the President of GEII to do so, any Disclosed Information, or other information or opinions that it generates regarding GEII or the Disclosed Information, to any other person, firm or corporation, either directly or indirectly. It agrees that it has reviewed and understands Regulation FD (Fair Disclosure) promulgated by the SEC, and agrees to be bound to that Regulation in every regard with respect to GEII’s Disclosed Information, and that it will not act in the marketplace on any information so disclosed.

6.
Jurisdiction and Choice of Law: The parties agree that any dispute hereunder shall be governed by the laws of the State of Utah, which state shall have jurisdiction over the parties hereto. It is also agreed that any litigation in relation to this Agreement, or its enforcement, shall be brought only within the State or Federal courts located within Salt Lake County, State of Utah, and that the prevailing party may recover attorneys’ fees and costs of court. The parties agree that they are subject to service of process from such courts.

7.	No Amendment: This Agreement may not be amended except by a writing, signed by each of the parties, which writing sets forth as its express purpose the amendment of this Agreement.

8.
Agreement Term: The term of this Agreement is 1 year; provided, however, that for a five-year period after the expiration of this Agreement, any positive result, financial or other business-related transaction, or benefit, contemplated in Paragraph 1 above, naturally flowing to GEII from any of Consultant’s services provided during the one-year term of this Agreement, shall entitle Consultant to its Consulting Services Fee pursuant to Paragraph 1 above.

EXECUTED the day and year first written above.

AGREED:

GOLDEN EAGLE INTERNATIONAL, INC

BY:	/s/ Terry C. Turner
Terry C. Turner, President & CEO

LIVSTAR MANAGEMENT SERVICES, INC.

BY:	/s/David Lavigne
Designated Agent